Exhibit 99.1

News Release
For Release July 17, 2013
9:00 A.M.

Contact:	Joseph G. Sawyer, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Second Quarter Results and Cash Dividend Increase

Highlights

•                  Third consecutive quarter of net income in excess of $1 million and a 15.9% increase over the first quarter of 2013 results

•                  Increase in cash dividend to $0.06 per common share, which is the second increase announced in 2013

•                  Regulatory capital ratios of 10.61% (Tier 1 Leverage) and 18.68% (Total Capital) along with Tangible Common Equity / Tangible Assets (TCE/TA) ratio of 8.25%

•                  Non-performing assets (NPAs) better than peer with ratio of 1.39%

•                  Organic pure deposit growth continues with $19.4 million increase during the second quarter and a $59.3 million (19.3%) increase during the trailing twelve months.

•                  The cost of total deposits declined an additional 7 basis points from 44 basis points in the first quarter to 37 basis points in the second quarter

•                  Diversified revenue model shows continued strength as non-interest income increased and represents 34% of revenue

Lexington, SC — July 17, 2013  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the second quarter of 2013.  Net income available to common shareholders for the second quarter of 2013 was $1.203 million as compared to $1.038 million in the first quarter of 2013.  Diluted earnings per common share were $0.23 for the second quarter of 2013 as compared to $0.20 for the first quarter of 2013.

Year-to-date 2013 net income available to common shareholders was $2.24 million compared to $1.39 million during the first six months of 2012.  Diluted earnings per share for the first half of 2013 were $0.42, unchanged from the same time period in 2012 as a result of the increase in the number of shares of common stock outstanding after the capital raise completed in the third quarter of 2012.

Cash Dividend and Capital

As a result of the strong earnings performance and quality of its balance sheet, the Board of Directors is pleased to announce its approval of an increase in its cash dividend for the second quarter of 2013.  The company will pay a $0.06 per share dividend to holders of the company’s common stock.  This dividend is payable August 15, 2013 to shareholders of record as of July 31, 2013.  Mike Crapps, President and CEO of First Community, commented, “Our entire board is pleased that our performance enables the company to increase its cash dividend for a second time this year following the increase announced earlier this year in January.  This quarter’s payout ratio of 26% is within our targeted payout range that we believe is appropriate for our company at this time.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute.  At June 30, 2013, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.61%, 17.51%, and 18.68%, respectively.  This compares to the same ratios as of June 30, 2012 of 9.94%, 16.64%, and 18.59%, respectively.  Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 10.21%, 16.81%, and 17.99%, respectively as of June 30, 2013.  Further, the company’s ratio of tangible common equity to tangible assets indicates a high quality of capital with a ratio of 8.25% as of June 30, 2013.

The strength of these capital ratios is a result of the company’s continued earnings and the residual capital retained from the successful common equity offering in 2012.

On a linked quarter basis, tangible book value per share decreased $0.36 from $10.22 to $9.86.  This decline results from the decrease in market value of our available-for-sale investment portfolio (AFS portfolio) solely as a result of the increase in interest rates during the period.  The company believes its balance sheet as a whole is currently positioned for a rising rate environment.  The change in market value of the AFS portfolio is the only segment of the balance sheet that is reflected in the equity section and as such can result in some volatility in the calculated tangible book value per share as interest rates fluctuate.  The company attempts to manage this volatility by balancing the overall AFS portfolio duration.

Asset Quality

Non-performing assets decreased by $246,000 (2.70%) to $8.8 million (1.39% of total assets) at the end of the quarter.  This ratio compares favorably with the bank’s peer group non-performing assets ratio which the company believes to be in excess of 3.50%.

Trouble debt restructurings, that are still accruing interest, declined during the quarter to $593 thousand from $907 thousand.  Loans past due 30-89 days decreased to $2.8 million (0.82% of loans) this quarter.

Net loan charge-offs for the quarter were $195 thousand (0.23% annualized ratio) as compared to the linked quarter total of $237 thousand (0.28% annualized ratio).  The company believes that these levels compare very favorably to its peer group average.

It is also noteworthy that classified loans decreased in the quarter to $13.6 million from $13.9 million as of March 31, 2013.  The ratio of classified loans plus OREO now stands at 24.19% of total regulatory risk-based capital as of June 30, 2013.

Balance Sheet

(Numbers in millions)

				12 Month	12 Month
	6/30/12	12/31/12	6/30/13	$ Variance	% Variance
Assets
Loans	$324.9	$332.1	$341.1	$16.2	5.0%
Yield	5.59%	5.41%	5.20%		(39	)bps

Liabilities
Total Pure Deposits	$307.9	$319.5	$367.2	$59.3	19.3%

Certificates of Deposit	166.1	155.4	142.5	(23.6)	(14.2)%
Total Deposits	$474.0	$474.9	$509.7	$35.6	7.5%

Customer Cash Management	12.8	15.9	15.7	2.9	22.7%
FHLB Advances	38.5	36.3	34.3	(4.2)	(10.9)%

Total Funding	$525.3	$527.1	559.7	34.4	6.6%

Cost of Funds*	1.03%	0.87%	0.67%		(36	)bps

(*including demand deposits)
Cost of Deposits	0.68%	0.55%	0.37%	(31	)bps

Mr. Crapps commented, “Our success in serving our target market of local business and professional clients is demonstrated in the growth in pure deposits and our loan portfolio.  The momentum in pure deposit growth has continued and during the past twelve months we have increased pure deposits by $59.3 million, which is an increase of 19.3%.  This has positioned us to drive down our cost of deposits by 31 basis points to 0.37% during this same time period.  We are especially pleased to report that we are experiencing a rebound in credit demand and that during the past twelve months the loan portfolio has grown by 5.0% or $16.2 million.  The second quarter of 2013 was especially strong with $7.4 million in growth.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $4.423 million for the second quarter of 2013 which represents a 3.40% increase over the first quarter of 2013.  The net interest margin, on a tax equivalent basis, was 3.11% for the second quarter of 2013, which represents a decrease from 3.15% during the first quarter of 2013.  Mr. Crapps commented, “The contraction in our net interest margin of four basis points was driven primarily by the decrease in yields in the investment portfolio.  We were able to overcome this contraction with growth in average earning assets; and therefore, we were able to experience growth in net-interest income.”

Non-Interest Income

During the second quarter, non-interest income increased by 10.2% ($212,000) on a linked quarter basis.  On a year-over-year comparison basis, the increase is even more significant.

Notably, non-interest income represented 34% of total revenues during this quarter.  Mr. Crapps noted, “Our mortgage banking line of business continues to be an important component of our company.”  During the second quarter, total production increased by 6.4% from $34.4 million to $36.6 million.  Significantly, purchase transactions, as a component of total production, grew at an even faster rate, increasing by 72.1% from $10.4 million to $17.9 million.  During the second quarter, purchase transactions represented 48.9% of the total as compared to 30.2% during the first quarter.  Mortgage origination fees increased by $168 thousand to $1.184 million in the quarter.

Mr. Crapps commented, “Our mortgage banking line of business continues to be a real success story.  We recognize that we may be at an inflection point in the interest rate cycle and the housing market.  In our company, and we believe on an industry wide basis, the refinance activity is decreasing in volume while the purchase activity is increasing.  The outcome of this change may result in less overall volume with a higher component of purchase transactions.  The pre-tax net income margin in our mortgage line of business is in a range of 35%-45%, depending upon volume and product mix.  We are recruiting additional quality mortgage bankers as we seek to continue to grow this line of business.

It is also noteworthy that the financial planning/investment advisory line of business continues to grow in revenue and assets under management (AUM) have now exceeded $120 million.

Mr. Crapps commented further on the revenue model, “We believe that the diversification of revenue in our model is a real strength of our company now and in the future.  As noted above, we believe that we are at an inflection point in the interest rate cycle.  As one example of the benefit of our diversified revenue model the increase in rates may slow total mortgage loan production; and therefore, the contribution to net income from that line of business will decrease.  The offset to that may be the increase in yields in our investment portfolio as prepayments on mortgage back securities slow; as well as, the re-investment of cash flows at higher yields in both the loan and investment portfolios.  This would serve to enhance our net-interest margin and our net-interest income.”

Non-Interest Expense

Non-interest expense increased by 3.1% ($148,000) on a linked quarter basis to $4,955,000.  This increase was primarily driven by an increase in other miscellaneous expenses, which included a debit card fraud of $28 thousand as well as increases in certain legal and other professional fees.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Richland, Newberry and Kershaw counties in addition to First Community Financial Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2013	2012	2013	2012	2013	2012

Interest Income	$5,370	$5,840	$5,283	$6,044	$10,653	$11,884
Interest Expense	947	1,389	1,004	1,535	1,951	2,924
Net Interest Income	4,423	4,451	4,279	4,509	8,702	8,960
Provision for Loan Losses	100	71	150	230	250	301
Net Interest Income After Provision	4,323	4,380	4,129	4,279	8,452	8,659
Non-interest Income:
Deposit service charges	367	375	361	389	728	764
Mortgage origination fees	1,183	877	1,015	723	2,198	1,600
Investment advisory fees and non-deposit commissions	218	162	198	147	416	309
Gain (loss) on sale of securities	133	(38)	15	11	148	(27)
Gain (loss) on sale of other assets	32	(36)	(2)	50	30	14
Fair value gain (loss) adjustment	(2)	(4)	—	(33)	(2)	(37)
Other-than-temporary-impairment write-down on securities	—	—	—	(200)	—	(200)
Loss on early extinquishment of debt	(141)	—	—	(121)	(141)	(121)
Other	505	519	496	497	1,001	1,016
Total non-interest income	2,295	1,855	2,083	1,463	4,378	3,318
Non-interest Expense:
Salaries and employee benefits	2,994	2,747	2,992	2,558	5,986	5,305
Occupancy	334	335	346	345	680	680
Equipment	314	283	283	287	597	570
Marketing and public relations	112	108	93	186	205	294
FDIC assessment	102	196	99	184	201	380
Other real estate expenses	115	267	112	144	206	386
Amortization of intangibles	45	51	51	51	96	102
Other	939	921	831	857	1,791	1,803
Total non-interest expense	4,955	4,908	4,807	4,612	9,762	9,520
Income before taxes	1,663	1,327	1,405	1,130	3,068	2,457
Income tax expense	460	399	367	331	827	730
Net Income	1,203	928	$1,038	$799	$2,241	$1,727
Preferred stock dividends	—	168	—	169	—	337
Net income available to common shareholders	$1,203	$760	$1,038	$630	$2,241	$1,390

Per share data:
Net income, basic	$0.23	$0.23	$0.20	$0.19	$0.42	$0.42
Net income, diluted	$0.23	$0.23	$0.20	$0.19	$0.42	$0.42

Average number of shares outstanding - basic	5,291,828	3,295,804	5,255,525	3,308,677	5,273,777	3,302,236
Average number of shares outstanding - diluted	5,311,194	3,356,785	5,292,000	3,329,175	5,330,011	3,343,040
Shares outstanding period end	5,293,116	3,346,365	5,290,452	3,310,572	5,293,116	3,346,365
	—	—			—
Return on average assets	0.77%	0.51%	0.69%	0.43%	0.73%	0.47%
Return on average common equity:	8.75%	8.02%	7.72%	6.86%	8.24%	7.46%
Return on average common tangible equity:	8.88%	8.22%	7.82%	7.09%	8.28%	7.64%
Net Interest Margin (non taxable equivalent)	3.03%	3.25%	3.09%	3.34%	3.06%	3.32%
Net Interest Margin (taxable equivalent)	3.11%	3.30%	3.15%	3.36%	3.13%	3.35%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	June	December 31,	June 30
	2013	2012	2012

Total Assets	$633,185	$602,925	$598,014
Other short-term investments (1)	14,560	7,191	18,205
Investment Securities	225,915	205,972	201,381
Loans held for sale	5,789	9,658	4,356
Loans	341,089	332,111	324,913
Allowance for Loan Losses	4,439	4,621	4,742
Total Deposits	509,619	474,977	474,019
Securities Sold Under Agreements to Repurchase	15,650	15,900	12,817
Federal Home Loan Bank Advances	34,335	36,344	38,496
Junior Subordinated Debt	15,464	15,464	17,916
Shareholders’ equity	52,828	54,183	49,296

Book Value Per Common Share	$9.98	$10.37	$11.39
Tangible Book Value Per Common Share	$9.86	$10.23	$11.14
Equity to Assets	8.34%	8.99%	8.24%
Tangible common equity to tangible assets	8.25%	8.88%	6.24%
Loan to Deposit Ratio	69.46%	71.95%	69.46%
Allowance for Loan Losses/Loans	1.30%	1.39%	1.46%

(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits

Regulatory Ratios:

	June 30,	December 31,	June 30,
	2013	2012	2012

Leverage Ratio	10.61%	10.63%	9.94%
Tier 1 Capital Ratio	17.51%	17.33%	16.64%
Total Capital Ratio	18.68%	18.58%	18.59%
Tier 1 Regulatory Capital	$66,130	$63,381	$58,822
Total Regulatory Capital	$70,569	$67,963	$68,706

Average Balances:

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Average Total Assets	$628,330	$598,124	$617,273	$596,048
Average Loans	344,009	332,081	340,983	330,342
Average Earning Assets	585,174	550,899	573,615	547,022
Average Deposits	498,720	471,955	487,768	469,270
Average Other Borrowings	69,455	71,746	69,466	72,838
Average Shareholders’ Equity	55,162	49,207	54,844	48,650

Asset Quality:

	June 30,	March 31,	December 31,
	2013	2013	2012
Loan Risk Rating by Category (End of Period)
Special Mention	$8,512	$9,097	$7,681
Substandard	13,614	13,870	17,612
Doubtful	—	—	—
Pass	324,752	314,991	316,476
	$346,878	$337,958	$341,769

	June 30,	March 31,	December 31,
	2013	2013	2012

Nonperforming Assets:
Non-accrual loans	$5,978	$5,388	$4,715
Other real estate owned	2,824	3,335	3,987
Accruing loans past due 90 days or more	—	325	55
Total nonperforming assets	$8,802	$9,048	$8,757
Accruing trouble debt restructurings	$593	$907	$960

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Loans charged-off	$200	$88	$505	$292
Overdrafts charged-off	9	7	18	15
Loan recoveries	(12)	(18)	(86)	(41)
Overdraft recoveries	(2)	(2)	(5)	(7)
Net Charge-offs	$195	$75	$432	$259
Net charge-offs to average loans	0.05%	0.02%	0.13%	0.08%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

  on Average Interest-Bearing Liabilities

	Three months ended June 30, 2013			Three months ended June 30, 2012
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$344,009	$4,462	5.20%	$332,081	$4,629	5.61%
Securities:	229,845	891	1.55%	200,308	1,189	2.39%
Federal funds sold and securities purchased	11,320	17	0.60%	18,510	22	0.48%
Total earning assets	585,174	5,370	3.68%	550,899	5,840	4.26%
Cash and due from banks	8,403			8,408
Premises and equipment	17,230			17,416
Other assets	22,050			26,148
Allowance for loan losses	(4,527)			(4,747)
Total assets	$628,330			$598,124

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$101,247	$29	0.11%	$89,647	$41	0.18%
Money market accounts	76,272	44	0.23%	52,309	42	0.32%
Savings deposits	46,355	13	0.11%	38,752	12	0.12%
Time deposits	173,879	371	0.86%	201,079	713	1.43%
Other borrowings	69,455	490	2.83%	71,746	581	3.26%
Total interest-bearing liabilities	467,208	947	0.81%	453,533	1,389	1.23%
Demand deposits	100,967			90,168
Other liabilities	4,993			5,216
Shareholders’ equity	55,162			49,207
Total liabilities and shareholders’ equity	$628,330			$598,124

Cost of funds, including demand deposits			0.67%			1.03%
Net interest spread			2.87%			3.03%
Net interest income/margin		$4,423	3.03%		$4,451	3.25%
Net interest income/margin FTE basis		$4,532	3.11%		$4,516	3.30%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

  on Average Interest-Bearing Liabilities

	Six months ended June 30, 2013			Six months ended June 30, 2012
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$340,983	$8,823	5.22%	$330,342	$9,256	5.63%
Securities:	219,084	1,798	1.65%	201,908	2,590	2.58%
Federal funds sold and securities purchased under agreements to resell	13,548	32	0.48%	14,772	38	0.52%
Total earning assets	573,615	10,653	3.75%	547,022	11,884	4.37%
Cash and due from banks	8,570			8,520
Premises and equipment	17,226			17,430
Other assets	22,458			27,815
Allowance for loan losses	(4,596)			(4,739)
Total assets	$617,273			$596,048
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$91,056	58	0.13%	$87,318	83	0.19%
Money market accounts	75,869	79	0.21%	51,226	84	0.33%
Savings deposits	44,485	24	0.11%	37,598	24	0.13%
Time deposits	177,972	809	0.92%	204,822	1,544	1.52%
Other borrowings	69,466	981	2.85%	72,838	1,189	3.28%
Total interest-bearing liabilities	458,848	1,951	0.86%	453,802	2,924	1.30%
Demand deposits	98,386			88,306
Other liabilities	5,195			5,290
Shareholders’ equity	54,844			48,650
Total liabilities and shareholders’ equity	$617,273			$596,048

Cost of funds, including demand deposits			0.71%			1.08%
Net interest spread			2.89%			3.07%
Net interest income/margin		$8,702	3.06%		$8,960	3.29%
Net interest income/margin FTE basis		$8,904	3.13%		$9,056	3.33%